EMail Address	central@cwilson.com	Clark Wilson LLP
Our File No.	31009-0001 / CW1203231.1	Barristers & Solicitors
Patent & Trade-mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

May 17, 2007

Destiny Media Technologies Inc.
1040 – 1055 West Hastings Street
Vancouver, British Columbia
V6E 2E9

Dear Sirs:

Re: Registration Statement on Form S-8

                                       We are counsel to Destiny Media Technologies Inc. (the "Company"), a corporation continued under the laws of the State of Colorado. In such capacity, we have assisted in the preparation of the Post-Effective Amendment #1 to Registration Statement of the Company on Form S-8 (the "Registration Statement") covering up to additional 2,600,000 shares of the Company’s common stock (the “Option Shares”) that the Company may issue pursuant to its 2006 Amended and Restated Stock Option Plan (the "2006 Amended and Restated Plan").

                                       We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

                                       Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Option Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2006 Amended and Restated Plan, validly issued, fully paid and non-assessable.

                                       We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Colorado. However, we are generally familiar with the General Corporation Law of the State of Colorado (the "CGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Colorado corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the CGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of Post Effective Amendment #1 to the Registration Statement with the Securities and Exchange

Commission, and we hereby consent to the use of this opinion as an exhibit to Post Effective Amendment #1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with Post Effective Amendment #1 to the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK WILSON LLP

“Clark Wilson LLP”